EXHIBIT 99.1
THORNBURG MORTGAGE TO EXCEED QUARTERLY MEAN ESTIMATE
Expected Earnings Continue to Support the Dividend
     Santa Fe, NM, October 6, 2005 — Thornburg Mortgage, Inc. (NYSE: TMA) today announced it expects to report earnings per share for the third quarter of 2005 that will modestly exceed First Call’s mean earnings per share estimate of $0.68, which is also the amount of the company’s current quarterly dividend. Further, the company said that the quarterly financial results were generated from on-going operations and without the benefit of asset sales.
     Larry Goldstone, president and chief operating officer, commented that the company was making the announcement to communicate to shareholders that its earnings results continue to support the dividend and that the company’s financial performance has not been affected by challenging market conditions to the same degree that other mortgage lending companies have been.
     Mr. Goldstone said, “The reason for our continued consistent earnings performance can be attributed to three core strategies. First, we have consistently financed our portfolio with long-term fixed rate borrowings so that increases in short term interest rates have a minimal impact on earnings. In addition, this same borrowing strategy is protecting us from the earnings fluctuations that would otherwise arise from a flattening yield curve. Second, the company has minimal exposure to rising prepayment rates, since the cost basis at which we own our assets is very low. Finally, because of the high quality nature of our portfolio and its low price volatility, we were able to deploy some of our excess capital to increase interest earning assets to help offset the negative impact of tighter mortgage spreads versus our funding costs.”
     The company’s final results for the third quarter will be reported after market hours on Monday, October 17, 2005. A conference call will be held on Tuesday, October 18th, 2005 at 10:30 a.m. Eastern to discuss third quarter results as well as provide a general update on the company. The conference call will also be web cast live through a link at the company’s web site at www.thornburgmortgage.com.

     The teleconference dial-in number is (877) 209-0397. A replay of the call will be available beginning at 2:00 p.m. on October 18, 2005 and ending at 11:59 p.m. on October 25, 2005. The replay dial-in number is (800) 475-6701 in the U.S. and (320) 365-3844 internationally. The access code for both replay numbers is 798059. The conference call will also be archived on the company’s web site throughout the fourth quarter of 2005.
     Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on the jumbo segment of the adjustable rate mortgage market. Backed by a balance sheet of $34.5 billion in high quality assets, the company seeks to deliver attractive dividend income and steady growth for its shareholders by acquiring high quality mortgage-backed securities and growing its share of the mortgage loan origination business. Capitalizing on its innovative portfolio lending model, REIT tax structure and leading edge technology, Thornburg Mortgage is a highly efficient provider of specialized mortgage loan products for borrowers nationwide with excellent credit, and is positioned to become one of the top 50 single-family residential lenders in the country. We invite you to visit the company’s website at www.thornburgmortgage.com.
     Thornburg Investment Management, a separate investment management company founded in 1982, advises a series of eight laddered-maturity bond mutual funds, four equity mutual funds and separately managed equity and fixed income portfolios for institutional and high net worth clients and sub-advisory services.
     Both companies share three core attributes: high quality operations, innovative strategies for achieving their goals, as well as a disciplined approach to managing and controlling risk.
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     Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors outlined in the company’s SEC reports, including its annual report on Form 10-K.
Contact:	Leanne L. Gallagher @ (505) 989-1900 ir@thornburgmortgage.com